Filed pursuant to Rule 424(b)(3)

Registration No. 333-175052

SENECA GLOBAL FUND, L.P.

SUPPLEMENT DATED NOVEMBER 25, 2013

TO

THE PROSPECTUS AND DISCLOSURE DOCUMENT

DATED JULY 1, 2013

This Supplement contains performance information for October 2013 for the Seneca Global Fund, L.P. It supplements the Fund’s Prospectus and Disclosure Document dated July 1, 2013. Prospective investors should review the contents of both this Supplement and the Prospectus carefully before deciding whether to invest in the Fund.

__________________________

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this Prospectus Supplement. Any representation to the contrary is a criminal offense.

THE COMMODITY FUTURES TRADING COMMISSION HAS NOT PASSED UPON THE MERITS OF PARTICIPATING IN THIS POOL NOR HAS THE COMMISSION PASSED UPON THE ADEQUACY OR ACCURACY OF THIS DISCLOSURE DOCUMENT SUPPLEMENT.

Performance Update October 2013

Seneca Global Fund, L.P. A Units

Performance (annualized for periods greater than 1 year)
	Month	YTD	1 Year	2 Year	3 Year	Since Inception (Dec 2008)
Seneca Global Fund A Units [1]	1.65%	-5.86%	-6.63%	-12.41%	-10.55%	-7.30%
S&P 500 Total Return Index [2]	4.60%	25.30%	27.18%	21.04%	16.56%	17.21%
S&P GSCI© Total Return Index [3]	-1.44%	-2.32%	-1.52%	-1.49%	2.23%	0.72%

 It is not possible to invest directly in an index.

Monthly Commentary	Trading Performance

In October, a budget stalemate in Washington caused a government shutdown and threatened to trigger a sovereign default as the US hovered at its debt ceiling. An agreement reached mid-month reopened government offices and extended the nation’s borrowing capacity until February 2014. As a result, global equities rallied, with the S&P 500 rising to all-time highs. Amid a dysfunctional fiscal policy environment with weak employment growth, the Federal Reserve decided to maintain its current level of bond purchases through its quantitative easing program and pushed out the likely start of monetary tightening further into the future. Meanwhile, in energy markets, crude oil prices fell from their highs reached during the Syrian crisis while natural gas was down on warmer temperature forecasts for the fall season.

The Fund enjoyed strong gains in its long equity positions on the back of rallies in the US and European stock markets. In the fixed income sector, interest rates and bond yields fell, benefiting the Fund’s long positions, particularly in German and Japanese bonds. These gains outweighed losses sustained on trend reversals in cotton, gold and currencies including the Australian dollar and British pound, allowing the Fund to end the month with net positive performance.

These graphs present the performance for each sector traded in the Fund over the periods shown, and are intended to permit investors to better understand where trading strategies carried out for the Fund generated gains or losses. This information has not been adjusted to reflect the impact of Fund fees and expenses past performance is not necessarily indicative of future results.

AS WITH ANY INVESTMENT, THERE IS A POTENTIAL FOR GAIN AND A RISK OF LOSS.

Fund performance is net of all fees and expenses. Series A Units commenced trading on December 1, 2008. Series A Units redeemed prior to the first anniversary of the subscription date will be subject to a redemption fee. Limited Partners will not be required to pay any redemption fees on Series A Units if such Limited Partners are subject to a mandatory redemption of their Units within the first year of purchase.

The Fund employs leverage, is speculative, has significant expenses and is not suitable for all investors. No representation is made that the Fund will achieve its objectives or that any investor will achieve results comparable to those shown, or will be able to avoid incurring substantial losses. Before making any investment, please thoroughly review the Fund’s prospectus. This performance update must be read in conjunction with the prospectus in order to understand all of the implications and risks of the offering of securities to which it relates. A copy of the complete prospectus must be made available to you in connection with this offering.

Steben & Company, Inc. | General Partner, Seneca Global Fund, L.P. | 240.631.7600 | info@steben.com

Seneca Global Fund, L.P. A Units	Performance Update | October 2013

Series A Performance Since Inception

	JAN	FEB	MAR	APR	MAY	JUN	JUL	AUG	SEP	OCT	NOV	DEC	YEAR
2008												4.31%	4.31%
2009	0.37%	0.57%	-4.55%	-4.18%	-2.77%	-10.02%	-1.91%	4.37%	3.01%	-5.76%	9.26%	-6.37%	-17.87%
2010	-3.61%	2.44%	4.06%	1.82%	-4.01%	0.80%	-1.98%	7.90%	0.98%	3.95%	-5.05%	5.70%	12.77%
2011	-1.83%	2.81%	-1.56%	4.96%	-7.89%	-3.59%	5.11%	0.20%	4.62%	-8.92%	-3.51%	0.75%	-9.64%
2012	-0.72%	2.23%	-4.63%	0.54%	3.76%	-9.42%	5.28%	-3.54%	-3.11%	-6.11%	-2.27%	1.49%	-16.18%
2013	2.59%	-1.05%	0.89%	2.38%	-2.40%	-3.28%	-1.19%	-3.90%	-1.46%	1.65%			-5.86%

Fund performance is net of all fees and expenses.

past performance is not necessarily indicative of future results.

AS WITH ANY INVESTMENT, THERE IS A POTENTIAL FOR GAIN AND A RISK OF LOSS.

These performance graphs and data are for illustration and discussion purposes only. 1. Performance is shown net of all fees and expenses. Please see the prospectus for complete information regarding fees and expenses. 2. The S&P 500 Total Return Index is unmanaged and is generally representative of certain portions of the US equity markets. 3. The S&P GSCI© Total Return Index is a composite index of commodity sector returns which represents a broadly diversified, unleveraged, long-only position in commodity futures.

Series A Units commenced trading on December 1, 2008. Series A Units redeemed prior to the first anniversary of the subscription date will be subject to a Redemption Fee equal to the product of (i) 2.00% of the subscription price for such Series A Units on the subscription date, divided by 52, and (ii) the number of weeks remaining before the first anniversary of the subscription date. Limited Partners will not be required to pay any Redemption Fees on Series A Units if such Limited Partners are subject to a mandatory redemption of their Units within the first year of purchase.

The Fund employs leverage, is speculative, has significant expenses and is not suitable for all investors. No representation is made that the Fund will achieve its objectives or that any investor will achieve results comparable to those shown, or will be able to avoid incurring substantial losses. Before making any investment, please thoroughly review the Fund’s prospectus. This performance update must be read in conjunction with the prospectus in order to understand all of the implications and risks of the offering of securities to which it relates. A copy of the complete prospectus must be made available to you in connection with this offering.

Steben & Company, Inc. | General Partner, Seneca Global Fund, L.P. | 240.631.7600 | info@steben.com

Performance Update October 2013

Seneca Global Fund, L.P. B Units

Performance (annualized for periods greater than 1 year)
	Month	YTD	1 Year	2 Year	3 Year	Since Inception (Nov 2008)
Seneca Global Fund B Units [1]	1.78%	-4.63%	-5.16%	-11.04%	-9.12%	-4.63%
S&P 500 Total Return Index [2]	4.60%	25.30%	27.18%	21.04%	16.56%	15.17%
S&P GSCI© Total Return Index [3]	-1.44%	-2.32%	-1.52%	-1.49%	2.23%	-2.47%

It is not possible to invest directly in an index.

Monthly Commentary	Trading Performance

In October, a budget stalemate in Washington caused a government shutdown and threatened to trigger a sovereign default as the US hovered at its debt ceiling. An agreement reached mid-month reopened government offices and extended the nation’s borrowing capacity until February 2014. As a result, global equities rallied, with the S&P 500 rising to all-time highs. Amid a dysfunctional fiscal policy environment with weak employment growth, the Federal Reserve decided to maintain its current level of bond purchases through its quantitative easing program and pushed out the likely start of monetary tightening further into the future. Meanwhile, in energy markets, crude oil prices fell from their highs reached during the Syrian crisis while natural gas was down on warmer temperature forecasts for the fall season.

The Fund enjoyed strong gains in its long equity positions on the back of rallies in the US and European stock markets. In the fixed income sector, interest rates and bond yields fell, benefiting the Fund’s long positions, particularly in German and Japanese bonds. These gains outweighed losses sustained on trend reversals in cotton, gold and currencies including the Australian dollar and British pound, allowing the Fund to end the month with net positive performance.

These graphs present the performance for each sector traded in the Fund over the periods shown, and are intended to permit investors to better understand where trading strategies carried out for the Fund generated gains or losses. This information has not been adjusted to reflect the impact of Fund fees and expenses past performance is not necessarily indicative of future results.

AS WITH ANY INVESTMENT, THERE IS A POTENTIAL FOR GAIN AND A RISK OF LOSS.

Fund performance is net of all fees and expenses. Series B Units commenced trading on November 1, 2008. The Fund employs leverage, is speculative, has significant expenses and is not suitable for all investors. No representation is made that the Fund will achieve its objectives or that any investor will achieve results comparable to those shown, or will be able to avoid incurring substantial losses. Before making any investment, please thoroughly review the Fund’s prospectus. This performance update must be read in conjunction with the prospectus in order to understand all of the implications and risks of the offering of securities to which it relates. A copy of the complete prospectus must be made available to you in connection with this offering.

Steben & Company, Inc. | General Partner, Seneca Global Fund, L.P. | 240.631.7600 | info@steben.com

Seneca Global Fund, L.P. B Units	Performance Update | October 2013

Series B Performance Since Inception

	JAN	FEB	MAR	APR	MAY	JUN	JUL	AUG	SEP	OCT	NOV	DEC	YEAR
2008											6.04%	4.42%	10.72%
2009	0.47%	0.67%	-4.40%	-4.05%	-2.65%	-9.90%	-1.78%	4.50%	3.15%	-5.63%	9.41%	-6.25%	-16.61%
2010	-3.49%	2.57%	4.19%	1.95%	-3.88%	0.93%	-1.86%	8.04%	1.11%	4.08%	-4.92%	5.83%	14.55%
2011	-1.70%	2.95%	-1.43%	5.10%	-7.77%	-3.44%	5.25%	0.35%	4.78%	-8.80%	-3.38%	0.88%	-8.15%
2012	-0.59%	2.36%	-4.50%	0.67%	3.90%	-9.29%	5.42%	-3.42%	-2.98%	-5.99%	-2.15%	1.62%	-14.85%
2013	2.72%	-0.92%	1.02%	2.51%	-2.27%	-3.16%	-1.07%	-3.78%	-1.33%	1.78%			-4.63%

Fund performance is net of all fees and expenses.

past performance is not necessarily indicative of future results.

AS WITH ANY INVESTMENT, THERE IS A POTENTIAL FOR GAIN AND A RISK OF LOSS.

These performance graphs and data are for illustration and discussion purposes only. 1. Performance is shown net of all fees and expenses. Please see the prospectus for complete information regarding fees and expenses. 2. The S&P 500 Total Return Index is unmanaged and is generally representative of certain portions of the US equity markets. 3. The S&P GSCI© Total Return Index is a composite index of commodity sector returns which represents a broadly diversified, unleveraged, long-only position in commodity futures.

Series B Units commenced trading on November 1, 2008. The Fund employs leverage, is speculative, has significant expenses and is not suitable for all investors. No representation is made that the Fund will achieve its objectives or that any investor will achieve results comparable to those shown, or will be able to avoid incurring substantial losses. Before making any investment, please thoroughly review the Fund’s prospectus. This performance update must be read in conjunction with the prospectus in order to understand all of the implications and risks of the offering of securities to which it relates. A copy of the complete prospectus must be made available to you in connection with this offering.

Steben & Company, Inc. | General Partner, Seneca Global Fund, L.P. | 240.631.7600 | info@steben.com

Performance Update October 2013

Seneca Global Fund, L.P. C Units

Monthly Commentary	Performance

In October, a budget stalemate in Washington caused a government shutdown and threatened to trigger a sovereign default as the US hovered at its debt ceiling. An agreement reached mid-month reopened government offices and extended the nation’s borrowing capacity until February 2014. As a result, global equities rallied, with the S&P 500 rising to all-time highs. Amid a dysfunctional fiscal policy environment with weak employment growth, the Federal Reserve decided to maintain its current level of bond purchases through its quantitative easing program and pushed out the likely start of monetary tightening further into the future. Meanwhile, in energy markets, crude oil prices fell from their highs reached during the Syrian crisis while natural gas was down on warmer temperature forecasts for the fall season.

The Fund enjoyed strong gains in its long equity positions on the back of rallies in the US and European stock markets. In the fixed income sector, interest rates and bond yields fell, benefiting the Fund’s long positions, particularly in German and Japanese bonds. These gains outweighed losses sustained on trend reversals in cotton, gold and currencies including the Australian dollar and British pound, allowing the Fund to end the month with net positive performance.

		Month	1 Year	YTD
	Seneca Global Fund C Units[1]	1.90%	-3.55%	-3.87%
	S&P 500 Total Return Index[2]	4.60%	25.30%	27.18%
	S&P GSCI© Total Return Index[3]	-1.44%	-2.32%	-1.52%

It is not possible to invest directly in an index.

These graphs present the performance for each sector traded in the Fund over the periods shown, and are intended to permit investors to better understand where trading strategies carried out for the Fund generated gains or losses. This information has not been adjusted to reflect the impact of Fund fees and expenses past performance is not necessarily indicative of future results.

AS WITH ANY INVESTMENT, THERE IS A POTENTIAL FOR GAIN AND A RISK OF LOSS.

Fund performance is net of all fees and expenses. Series C Units are not available for purchase, rather are issued in exchange for Series A, B and I Units once such units reach a certain limit on fees, as described in the prospectus. The Fund employs leverage, is speculative, has significant expenses and is not suitable for all investors. No representation is made that the Fund will achieve its objectives or that any investor will achieve results comparable to those shown, or will be able to avoid incurring substantial losses. Before making any investment, please thoroughly review the Fund’s prospectus. This performance update must be read in conjunction with the prospectus in order to understand all of the implications and risks of the offering of securities to which it relates. A copy of the complete prospectus must be made available to you in connection with this offering.

Steben & Company, Inc. | General Partner, Seneca Global Fund, L.P. | 240.631.7600 | info@steben.com

Seneca Global Fund, L.P. C Units	Performance Update | October 2013

Series C Performance Since Inception*

	JAN	FEB	MAR	APR	MAY	JUN	JUL	AUG	SEP	OCT	NOV	DEC	YEAR
2008												4.31%	4.31%
2009	0.37%	0.57%	-4.55%	-4.18%	-2.77%	-10.02%	-1.91%	4.37%	3.01%	-5.76%	9.26%	-6.37%	-17.87%
2010	-3.61%	2.44%	4.06%	1.82%	-4.01%	0.80%	-1.98%	7.90%	0.98%	3.95%	-5.05%	5.70%	12.77%
2011	-1.83%	2.81%	-1.56%	4.96%	-7.89%	-3.59%	5.11%	0.20%	4.62%	-8.92%	-3.51%	0.75%	-9.64%
2012	-0.72%	2.23%	-4.63%	0.54%	3.76%	-9.42%	5.28%	-3.54%	-2.87%	-5.88%	-2.04%	1.74%	-15.36%
2013	2.84%	-0.81%	1.14%	2.63%	-2.16%	-3.05%	-0.96%	-3.67%	-1.22%	1.90%			-3.55%

* Performance from December 2008 – August 2012 is Series A Unit performance, prior to conversion to Series C Units. Fund performance is net of all fees and expenses.

past performance is not necessarily indicative of future results.

AS WITH ANY INVESTMENT, THERE IS A POTENTIAL FOR GAIN AND A RISK OF LOSS.

These performance graphs and data are for illustration and discussion purposes only. 1. Performance is shown net of all fees and expenses. Please see the prospectus for complete information regarding fees and expenses. 2. The S&P 500 Total Return Index is unmanaged and is generally representative of certain portions of the US equity markets. 3. The S&P GSCI© Total Return Index is a composite index of commodity sector returns which represents a broadly diversified, unleveraged, long-only position in commodity futures.

Series C Units are not available for purchase, rather are issued in exchange for Series A, B and I Units once such units reach a certain limit on fees, as described in the prospectus. The Fund employs leverage, is speculative, has significant expenses and is not suitable for all investors. No representation is made that the Fund will achieve its objectives or that any investor will achieve results comparable to those shown, or will be able to avoid incurring substantial losses. Before making any investment, please thoroughly review the Fund’s prospectus. This performance update must be read in conjunction with the prospectus in order to understand all of the implications and risks of the offering of securities to which it relates. A copy of the complete prospectus must be made available to you in connection with this offering.

Steben & Company, Inc. | General Partner, Seneca Global Fund, L.P. | 240.631.7600 | info@steben.com

Performance Update October 2013

Seneca Global Fund, L.P. I Units

Performance (annualized for periods greater than 1 year)
	Month	YTD	1 Year	2 Year	3 Year	Since Inception (Sep 2008)
Seneca Global Fund I Units [1]	1.83%	-4.16%	-4.60%	-10.50%	-8.58%	-1.52%
S&P 500 Total Return Index [2]	4.60%	25.30%	27.18%	21.04%	16.56%	8.66%
S&P GSCI© Total Return Index [3]	-1.44%	-2.32%	-1.52%	-1.49%	2.23%	-10.78%

It is not possible to invest directly in an index.

Monthly Commentary	Trading Performance

In October, a budget stalemate in Washington caused a government shutdown and threatened to trigger a sovereign default as the US hovered at its debt ceiling. An agreement reached mid-month reopened government offices and extended the nation’s borrowing capacity until February 2014. As a result, global equities rallied, with the S&P 500 rising to all-time highs. Amid a dysfunctional fiscal policy environment with weak employment growth, the Federal Reserve decided to maintain its current level of bond purchases through its quantitative easing program and pushed out the likely start of monetary tightening further into the future. Meanwhile, in energy markets, crude oil prices fell from their highs reached during the Syrian crisis while natural gas was down on warmer temperature forecasts for the fall season.

The Fund enjoyed strong gains in its long equity positions on the back of rallies in the US and European stock markets. In the fixed income sector, interest rates and bond yields fell, benefiting the Fund’s long positions, particularly in German and Japanese bonds. These gains outweighed losses sustained on trend reversals in cotton, gold and currencies including the Australian dollar and British pound, allowing the Fund to end the month with net positive performance.

These graphs present the performance for each sector traded in the Fund over the periods shown, and are intended to permit investors to better understand where trading strategies carried out for the Fund generated gains or losses. This information has not been adjusted to reflect the impact of Fund fees and expenses past performance is not necessarily indicative of future results.

AS WITH ANY INVESTMENT, THERE IS A POTENTIAL FOR GAIN AND A RISK OF LOSS.

Fund performance is net of all fees and expenses. Series I Units commenced trading on September 1, 2008. The Fund employs leverage, is speculative, has significant expenses and is not suitable for all investors. No representation is made that the Fund will achieve its objectives or that any investor will achieve results comparable to those shown, or will be able to avoid incurring substantial losses. Before making any investment, please thoroughly review the Fund’s prospectus. This performance update must be read in conjunction with the prospectus in order to understand all of the implications and risks of the offering of securities to which it relates. A copy of the complete prospectus must be made available to you in connection with this offering.

Steben & Company, Inc. | General Partner, Seneca Global Fund, L.P. | 240.631.7600 | info@steben.com

Seneca Global Fund, L.P. I Units	Performance Update | October 2013

Series I Performance Since Inception

	JAN	FEB	MAR	APR	MAY	JUN	JUL	AUG	SEP	OCT	NOV	DEC	YEAR
2008									3.88%	9.32%	6.08%	4.46%	25.83%
2009	0.51%	0.71%	-4.23%	-4.00%	-2.60%	-9.86%	-1.73%	4.55%	3.20%	-5.59%	9.46%	-6.20%	-16.01%
2010	-3.44%	2.63%	4.24%	2.01%	-3.83%	0.98%	-1.81%	8.09%	1.16%	4.13%	-4.87%	5.89%	15.25%
2011	-1.65%	3.00%	-1.38%	5.15%	-7.72%	-3.37%	5.30%	0.39%	4.81%	-8.75%	-3.33%	0.93%	-7.62%
2012	-0.54%	2.41%	-4.45%	0.73%	3.95%	-9.25%	5.47%	-3.37%	-2.93%	-5.94%	-2.10%	1.68%	-14.35%
2013	2.77%	-0.87%	1.07%	2.56%	-2.22%	-3.11%	-1.02%	-3.73%	-1.28%	1.83%			-4.16%

Fund performance is net of all fees and expenses.

past performance is not necessarily indicative of future results.

AS WITH ANY INVESTMENT, THERE IS A POTENTIAL FOR GAIN AND A RISK OF LOSS.

These performance graphs and data are for illustration and discussion purposes only. 1. Performance is shown net of all fees and expenses. Please see the prospectus for complete information regarding fees and expenses. 2. The S&P 500 Total Return Index is unmanaged and is generally representative of certain portions of the US equity markets. 3. The S&P GSCI© Total Return Index is a composite index of commodity sector returns which represents a broadly diversified, unleveraged, long-only position in commodity futures.

Series I Units commenced trading on September 1, 2008. The Fund employs leverage, is speculative, has significant expenses and is not suitable for all investors. No representation is made that the Fund will achieve its objectives or that any investor will achieve results comparable to those shown, or will be able to avoid incurring substantial losses. Before making any investment, please thoroughly review the Fund’s prospectus. This performance update must be read in conjunction with the prospectus in order to understand all of the implications and risks of the offering of securities to which it relates. A copy of the complete prospectus must be made available to you in connection with this offering.

Steben & Company, Inc. | General Partner, Seneca Global Fund, L.P. | 240.631.7600 | info@steben.com